Exhibit 3.1

CERTIFICATE OF CORRECTION

OF

ARTICLES SUPPLEMENTARY

FOR

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

The undersigned, on behalf of the corporation certifies as follows that:

FIRST: The title of the document being corrected is the Articles Supplementary (the “Articles Supplementary”).

SECOND: The sole party to the Articles Supplementary is Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles Supplementary were filed with the Maryland State Department of Assessments and Taxation (“MSDAT”) on September 16, 2016 at 1:58 p.m.

FOURTH: The provision of the Articles Supplementary, which is to be corrected and as previously filed with MSDAT is the section set forth below:

1.       Section 10(a) (Mandatory Redemption for Asset Coverage) of the Articles Supplementary which as previously filed, reads as follows:

(a)                If the Corporation fails to maintain asset coverage of at least 200% calculated by determining the percentage value of (i) the Corporation’s total assets plus accumulated depreciation minus the Corporation’s total liabilities and indebtedness as reported in the Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (exclusive of the book value of any Redeemable and Term Preferred Stock (as defined herein)), over (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of the outstanding Series D Preferred Stock and any outstanding shares of term Preferred Stock or Preferred Stock providing for a fixed mandatory redemption date or maturity date (“Redeemable and Term Preferred Stock”) on the last Business Day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of the Corporation’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter (such date, the “Asset Coverage Cure Date”), then the Corporation shall redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (x) the minimum number of shares of Redeemable and Term Preferred Stock that will result in the Corporation having an Asset Coverage Ratio of at least 200% and (y) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain such Asset Coverage Ratio, the Corporation may, in its sole option, redeem any shares of Redeemable and Term Preferred Stock it selects, including on a non-pro rata basis. The Corporation may elect not to redeem any Series D Preferred Stock to cure such failure as long as the Corporation cures its failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date.

is corrected to read as follows:

(a)                If the Corporation fails to maintain asset coverage of at least 200% calculated by determining the percentage value of (i) the Corporation’s total assets plus accumulated depreciation and accumulated amortization minus the Corporation’s total liabilities and indebtedness as reported in the Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (exclusive of the book value of any Redeemable and Term Preferred Stock (as defined herein)), over (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of the outstanding Series D Preferred Stock and any outstanding shares of term Preferred Stock or Preferred Stock providing for a fixed mandatory redemption date or maturity date (“Redeemable and Term Preferred Stock”) on the last Business Day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of the Corporation’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter (such date, the “Asset Coverage Cure Date”), then the Corporation shall redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (x) the minimum number of shares of Redeemable and Term Preferred Stock that will result in the Corporation having an Asset Coverage Ratio of at least 200% and (y) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain such Asset Coverage Ratio, the Corporation may, in its sole option, redeem any shares of Redeemable and Term Preferred Stock it selects, including on a non-pro rata basis. The Corporation may elect not to redeem any Series D Preferred Stock to cure such failure as long as the Corporation cures its failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date.

FIFTH: The undersigned Chief Executive Officer and President acknowledges this Certificate of Correction to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed in its name and on its behalf by its Chief Executive Officer and President and attested by its Secretary this 3rd of May 2018.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ David Kelly
David Kelly Chief Executive Officer and President
Date: May 3, 2018

ATTESTED TO:	By:	/s/ Angelica A. Beltran
Angelica A. Beltran Secretary Date: May 3, 2018